Exhibit 99.1

Press Release dated February 23, 2011

NEWS RELEASE

INVESTOR CONTACT:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

MEDIA CONTACT:	Brent Di Giorgio
Corporate Communications
203.338.5280
brent.digiorgio@peoples.com

FOR IMMEDIATE RELEASE

February 23, 2011

PEOPLE’S UNITED FINANCIAL, INC. NAMES KIRK W. WALTERS AS CHIEF FINANCIAL OFFICER

Will Join People’s United Financial and People’s United Bank Boards of Directors

BRIDGEPORT, CT – People’s United Financial, Inc. (Nasdaq: PBCT), the holding company for People’s United Bank, announced today that it has named Kirk W. Walters as Senior Executive Vice President and Chief Financial Officer. Walters is expected to commence his duties shortly and will also be appointed to the Boards of Directors of People’s United and the Bank.

Walters, 55, was most recently Senior Executive Vice President and a member of the Board of Directors of Santander Holdings USA, Inc., the parent company of Sovereign Bank. He joined Sovereign in February 2008 as Executive Vice President and Chief Financial Officer and served as interim President and Chief Executive Officer from October 2008 until Banco Santander acquired the bank in February 2009. Prior to joining Sovereign, Walters was Executive Vice President and Chief Financial Officer of Chittenden Corporation from 1996 to 2008, which People’s United acquired in January 2008.

“Kirk brings extraordinary competencies and a wealth of experience built over a finance career that spans more than 30 years,” said Jack Barnes, President and Chief Executive Officer of People’s United. “He has worked for 25 years in the banking sector, 22 of which were spent in the Northeast markets where People’s United currently operates and intends to expand. As our strategic priorities are increasingly focused on growing and improving the profitability of our existing franchise, Kirk’s addition is a unique opportunity to advance that effort at a faster pace. His experiences at Chittenden and Santander give him an outstanding perspective on the competitive landscape in which we operate. Kirk and I have an excellent history of working together, having served concurrently on the executive management team of Chittenden for many years. Finally, he knows our businesses and many of our managers well.”

Walters replaces Paul D. Burner, who recently left the company. Jeffrey A. Hoyt, Senior Vice President and Controller, will serve as Chief Financial Officer on an interim basis.

People’s United Bank is a subsidiary of People’s United Financial, Inc., a diversified financial services company with $25 billion in assets. Peoples United Bank, founded in 1842, provides consumer, commercial and wealth management services through nearly 340 branches in Connecticut, Vermont, New York, New Hampshire, Maine and Massachusetts. Through additional subsidiaries, People’s United provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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